Exhibit 10(c)

SECRETARIAL CERTIFICATION

INDEPENDENT SUBCOMMITTEE

OF THE

PERSONNEL/SHAREHOLDER RELATIONS COMMITTEE

OF

TCF FINANCIAL CORPORATION

October 22, 2001

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                Following discussion, and upon motion duly made, seconded and carried, the following resolutions were adopted:

APPENDIX B

DISTRIBUTION PROCEDURES

(10-03-01)

Covered Plans.  These Procedures have been adopted as Appendices to the following plans: Executive, Senior Officer, and Winthrop Deferred Compensation Plans and Supplemental Employees Retirement Plan (“SERP”) - 401-k Plan Portion.

Timing of Distribution (Lump Sum vs. Installment).  As elected by the employee at the time of joining the plan.  Superceding elections may be made at any time up to one year prior to distribution.

•                    Lump Sum — 30 days after “distribution event” (usually, termination of employment).

•                    Installments — First installment is 30 days after distribution event.  Subsequent installments on February 15th of each succeeding year.  Each installment amount is determined by multiplying the account balance on 12/31 of previous year by a fraction of 1/number of remaining installments.

Form of Distribution — Stock or Cash

If Your Account is 100% TCF Stock.	If Your Account Contains both TCF Stock and Diversified Account.	If Your Account is 100% Diversified Account.
The distribution will be settled entirely in whole shares of TCF Stock (plus cash for any fractional share).

Automatic Method — Cash first, then pro rata: The distribution will be deducted first from any cash/money market balances in your plan account, then pro rata  from TCF Stock and Diversified Plan Account balances. TCF Stock portion will be made in whole shares of TCF Stock (with cash for any fractional share).  Diversified Account portion will be paid in cash equal to its value on February 15th.

Automatic Method — Cash first, then pro rata: The distribution will be deducted first from any cash/money market balances in your plan account, then pro rata from the deemed investments in your Diversified Account. The distribution will be paid in cash equal to the value on February 15th of the deemed investments from which it was deducted.

Alternative Elections: 1. You may direct the deemed sale of non-TCF stock assets to provide cash for the distribution.  2. You may specifically designate the assets to apply to the distribution. (Example:  You specify 100% of the distribution will come from the Diversified Account).

Alternative Elections: 1. You may direct the deemed sale of assets to provide cash for the distribution.  2. You may specifically designate the assets to apply to the distribution. (Example:  You specify 100% of the distribution will come from one particular investment in the Diversified Account).

Election Deadline: December 31 of the previous year.	Election Deadline: December 31 of the previous year.

Tax Withholding

Automatic Method of Withholding — Net Pro rata Against the Distribution: The minimum required withholding (28% federal plus applicable state percentage) will be deducted from each part of the distribution on a pro rata basis by type of asset.  Valuation for both the income reported and the withholding will be based on deemed sale price of the investment on February 15th.

Alternative Election — Pay by Check: You may elect to pay the withholding by check.  TCF Legal will calculate the amount due on February 15th based on average market values on that date. TCF Legal must receive check before the distribution will be forwarded to you.

Alternative Election — Specify Netting: You may elect to net the withholding against the distribution on some basis other than pro rata.  (Example:  You specify that 100% of withholding will come from the Diversified Account portion of the distribution.)

Election Deadline — December 31 of the previous year.	Election Deadline — December 31 of the previous year.

•                  Distributions will be sent by U.S. Mail to your home address on file with the TCF Legal Department unless you have provided other delivery instructions in writing.  If you have a stock brokerage account, distributions can be sent to it on a same day basis.

•                  These procedures are subject to interpretation and application by the company, whose interpretation is final.

I, Gregory J. Pulles, Secretary of  TCF Financial Corporation do hereby certify that the foregoing is a true and correct copy of excerpt of minutes of the Personnel/Shareholder Relations Committee TCF Financial Corporation meeting held on October 22, 2001 and that the minutes have not been modified or rescinded as of the date hereof.

(Corporate Seal)

Dated:  December 12, 2001

                                                                                                /s/ Gregory J. Pulles

                                                                                                Gregory J. Pulles